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                                      EXHIBIT 11
                        BF ENTERPRISES, INC. AND SUBSIDIARIES

                          COMPUTATION OF PER SHARE EARNINGS

                       (in thousands, except per share amounts)



                                                              Year Ended
                                                              December 31,
                                                   -------------------------------
                                                       1995      1994      1993
                                                       ----      ----      ----
Net Income                                           $  445    $1,608   $2,103
                                                      ------    ------   ------
                                                      ------    ------   ------
Weighted Average number of shares outstanding:
 Common stock                                         3,788     3,782    3,819
 Common stock equivalents - stock options (A)           241       165       76
                                                      ------    ------   ------
                                                      4,029     3,947    3,895
                                                      ------    ------   ------
                                                      ------    ------   ------

Net income per share - based on weighted
 average number of shares of common stock and
 common stock equivalents outstanding                $  .11    $  .41   $  .54
                                                      ------    ------   ------
                                                      ------    ------   ------

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(A)  Computation is based on the treasury stock method using the average market price.

(B) A computation of fully diluted income per share has been omitted from the above schedule since there was no significant dilution during the periods reported.